Exhibit 3.1

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TASTEMAKER ACQUISITION CORP.

(December 12, 2022)

Tastemaker Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Tastemaker Acquisition Corp.” The original certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on August 10, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation, which both restated and amended the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on January 7, 2021 (the “Amended and Restated Charter”).

2.	This First Amendment to the Amended and Restated Charter was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time, and shall become effective on the date of filing with the Secretary of State of Delaware.

3.	Certain capitalized terms used in this Amended and Restated Charter are defined where appropriate herein.

4.	The text of Section 9.1(b) of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s overallotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering (or up to 30 months from the closing of the Offering provided that Tastemaker Sponsor LLC (or its designees) must deposit into the Trust Account for every additional month beyond 24 months, funds equal to the product of (x) $0.05 multiplied by (y) that number of Offering Shares (as defined below) that have not been redeemed in accordance with Section 9.2, in exchange for a non-interest bearing, unsecured promissory note), or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (the “Deadline Date”), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate of Incorporation as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” The gross proceeds from the issuance of such promissory notes pursuant to subpart (ii) above of this Section 9.1(b) will be added to the proceeds of the Offering to be held in the Trust Account and shall be used in accordance with this Article IX to fund the redemption of the Offering Shares that have not been previously redeemed.”

5.	The text of Section 9.2(d) of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by the Deadline Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account (including interest not previously released to the Corporation to pay its taxes and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law.”

6.	The text of Section 9.7 of Article IX of the Amended and Restated Charter is hereby amended and restated to read in full as follows:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate of Incorporation (a) to modify the substance or timing of the ability of Public Stockholders to seek redemption in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other material provisions of this Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

IN WITNESS WHEREOF, Tastemaker Acquisition Corp. has caused this First Amendment to the Amended and Restated Charter to be duly executed in its name and on its behalf by an authorized officer as of this 12th day of December, 2022.

TASTEMAKER ACQUISITION CORP.

By:	/s/ David Pace
Name: David Pace
Title: Co-Chief Executive Officer

Signature Page to First Amendment to the Amended and Restated Certificate of Incorporation of

Tastemaker Acquisition Corp.

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